UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  November 21, 2004

GigaBeam Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

14225-C Sullyfield Circle, Chantilly, VA	20151
(Address of Principal Executive Offices)	(Zip Code)

(703) 378-0099
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01 Entry Into a Material Definitive Agreement

(1) On November 21, 2004 a copy of the November 17, 2004 offer letter of GigaBeam Corporation (the “Company”) to Caroline Kahl, Esq. to assume the position of the Company’s Vice President, Corporate Counsel and Secretary was accepted by Ms Kahl. The terms of the offer letter provide for Ms. Kahl to receive an initial annual salary of $170,000 per year and she is also eligible to receive an incentive bonus upon meeting certain goals to be established by the Company. Ms. Kahl also received ten year non-qualified options to purchase 40,000 shares of the Company’s common stock at $5.05 per share. The options vest 25% per year commencing November 21, 2005.

(2) On November 22, 2004 the Company entered into a lease with CalEast Industrial Investors, LLC with respect to the Company’s lease of 5,397 square feet of office space at 470 Spring Park Place, Suite 900 in Herndon, VA. The lease term commences November 29, 2004 and expires on November 30, 2007. The lease provides for monthly rental payments of $5,621.88 through November 30, 2005; $5,790.52 from December 1, 2005 through the date immediately preceding the Expansion Date (as defined in the lease); $9,870.83 from the Expansion Date through November 30, 2006 and $10,166.96 from December 1, 2006 through November 30, 2007. Under the lease, the Expansion Date is the later of (i) January 26, 2006 or (ii) the date upon which the Company’s sublease from Lincoln Electric Company of certain office space at Suite 950 of 470 Spring Park Place expires and Lincoln Electric Company surrenders the premises covered by the sublease to the landlord.

    (3) On November 22, 2004 the Company entered into a sublease with Lincoln Electric Company for 3,803 square feet of office space at 470 Spring Park Place, Suite 950 in Herndon, Va. The sublease commences on December 15, 2004 and expires on January 15, 2006. The sublease provides for monthly rental payments of $3,211,67 through January 20, 2005 and $3,308.02 from January 21, 2005 through January 15, 2006.

Item 9.01  Financial Statements and Exhibits

(a)	Not Applicable

(b)	Not Applicable

(c)	Exhibits

10.1	Employment Offer between the Company and Caroline Kahl, Esq.
10.2	Lease dated November 22, 2004 between the Company and CalEast Industrial Investors, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation
(Registrant)

By:/s/ Louis Slaughter
Louis Slaughter
Chief Executive Officer

Date: November 26, 2004